Exhibit 99.1
Pixelworks Announces Strategic Investment in Shanghai Subsidiary

PORTLAND, Ore., August 18, 2022 – Pixelworks, Inc. (NASDAQ: PXLW) (the “Company”), a leading provider of innovative video and display processing solutions, today announced that it entered into an Equity Transfer Agreement with a group of private equity investors based in China (“Purchasers”) for a portion of the Company’s equity interest in its majority owned subsidiary, Pixelworks Semiconductor Technology (Shanghai) Co., Ltd. (“PWSH”). Collectively, the Purchasers have agreed to pay amounts in RMB equivalent to approximately $12.9 million USD in exchange for a minority equity interest of 2.73% in PWSH. The purchase price values PWSH at RMB 3.2 billion or approximately $471.5 million USD. Following the closing of the transaction, which is expected in September of 2022, Pixelworks will continue to hold an 80.87% equity interest in its PWSH subsidiary.

President and CEO of Pixelworks, Todd DeBonis, commented, “As demonstrated by this transaction representing nearly 2x the valuation of the previous investment round in August 2021, there is significant interest in both our visual processing technology and the growing market opportunity for our PWSH subsidiary. We believe this strategic investment by established private equity investors in China will serve to further support PWSH’s momentum with an expanding number of mobile OEM customers and ecosystem partners in Asia.”

Further details about the transaction are available in the Form 8-K filed by the Company today with Securities and Exchange Commission.

About Pixelworks
Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. The Company has a 20-year history of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit the company's web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are trademarks of Pixelworks, Inc.

Investor Contact:
Brett L Perry
Shelton Group
P: 214-272-0070
E: bperry@sheltongroup.com

Company Contact:
Pixelworks, Inc.
E: info@pixelworks.com